                                                                       EXHIBIT 5


                                                  February 22, 2000

Genome Therapeutics Corp.
100 Beaver Street
Waltham, Massachusetts  02453

Ladies and Gentlemen:

         We have acted as counsel for Genome Therapeutics Corp., a Massachusetts corporation (the "Company") in connection with the preparation of a registration statement on Form S-8 and all exhibits thereto (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 340,000 shares of Common Stock, $.10 par value (the "Shares").

         The Shares being registered are issuable upon the exercise of a stock option granted pursuant to that certain stock option agreement (the "Agreement") between the Company and Richard Gill.

         For purposes of this opinion, we have examined a copy of the Registration Statement; a copy of the Agreement; the Restated Articles of Organization of the Company, as amended to date; the By-laws of the Company, as amended to date; the votes of the Board of Directors approving and adopting the the Agreement; and such other documents and records as we deem necessary for purposes of this opinion.

         We have assumed that the Shares will be issued only as provided in the Agreement and that the price at which such Shares are issued will not be less than the par value per share of the Company's Common Stock. We have also assumed that the issuance of any such shares will not result in the issuance by the Company of more than its authorized shares of Common Stock.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Company is a duly organized and validly existing corporation under the laws of The Commonwealth of Massachusetts.

         2. The Shares, when issued upon exercise of the option, pursuant to the terms and conditions of the Agreement, will be validly issued and will be fully paid and nonassessable.

         In connection with any issue and sale of the Shares, steps should be taken to effect compliance with all applicable laws, rules and regulations of governmental authorities regulating sales and offerings of securities.

         We understand that this opinion is to be used in connection with the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein.

                                                     Very truly yours,

                                                     /s/ Ropes & Gray

                                                     Ropes & Gray